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                                                                    EXHIBIT 99.1

                          [LETTERHEAD OF MEDPARTNERS]


Contact:  Investor Relations                 Media Relations
          Tadd McVay                         Robert Mead
          MedPartners, Inc.                  Gavin Anderson & Co.
          Birmingham: 205-982-4265           New York: 212-373-0226


FOR IMMEDIATE RELEASE
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    MEDPARTNERS AND STATE OF CALIFORNIA AGREE ON SETTLEMENT TERMS REGARDING
                  CALIFORNIA PHYSICIAN MANAGEMENT OPERATIONS

        Proposed Settlement a Major Step Towards Resolution, Exit from
                         California Physician Services

BIRMINGHAM, AL, April 9, 1999 - MedPartners Inc., (NYSE: MDM) and the State of California have reached agreement on the principal terms of a proposed comprehensive settlement regarding MedPartners' California physician management operations. Both parties said the proposed settlement will be subject to the execution and delivery of definitive agreements and other approvals.

The proposed settlement provides for:

 . A transition plan for the orderly and timely disposition of the existing operations of MedPartners Provider Network Inc. (MPN) and MedPartners' California physician practices assets that would ensure uninterrupted provision of patient care and fulfillment of management and payment obligations to MPN-affiliated health care plans and physicians;

 . The continued funding of MedPartners California physician management operations with all of the proceeds from the sale of MedPartners' and MPN's physician-practice management assets in California, loans from affiliated health care plans, and additional funding provided by MedPartners;

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 .  Restoration of MPN's assets, operations and management responsibilities to
   MedPartners, which will operate MPN as a debtor in possession under the U.S. Bankruptcy Code, subject to oversight and supervision of a new court-appointed State conservator;

 . A continuation of a monitoring role by a new conservator and the State of California Department of Corporations with primary oversight responsibilities on the fulfillment of the proposed settlement and transition plan.

"The proposed settlement is a major step towards resolution of the California situation and is positive for MedPartners and the State of California, as well as for patients and providers," said Mac Crawford, chief executive officer of MedPartners. "Once finalized, this settlement puts us on track to carry out the orderly transition plan that has been in progress. In so doing, we will continue to meet all obligations to patients, health care plans, hospitals and physicians as we move forward."

MedPartners said that the proposed settlement agreement will not affect the previously reported discontinued operations charge, taken in the fourth quarter of 1998.

Certain statements contained in this press release constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties. A discussion of a number of important factors and assumptions regarding these statements and risks involved is contained in the Company's most recent filings with the Securities and Exchange Commission and also in the Company's Quarterly report filed with the Securities and Exchange Commission on November 16, 1998.

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